Exhibit 99.2

Holicity Inc. Announces Closing of $275 Million Initial Public Offering

New York, NY - August 7, 2020 – Holicity Inc. (the “Company”) announced the closing today of its initial public offering of 27,500,000 units at a price of $10.00 per unit. The units are listed on the NASDAQ Stock Exchange (NASDAQ) and began trading under the ticker symbol “HOLUU” on August 5, 2020. Each unit consists of one Class A share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A share at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A shares and warrants are expected to be listed on the NASDAQ under the symbols “HOL” and “HOLUW,” respectively.

Holicity Inc. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses that operate within the Technology, Media and Telecommunications sectors and is led by veteran communications and technology entrepreneur, Craig O. McCaw, who is Holicity’s Chairman and CEO, and Randy Russell, Holicity’s Chief Investment Officer.

Deutsche Bank Securities Inc. and BofA Securities are the joint book-running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,125,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 4, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com; or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

Please direct all inquiries regarding Holicity Inc. to Todd Wolfenbarger at twolfenbarger@summitslc.com / 801-244-9600.

Cautionary Note Concerning Forward-Looking Statements This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, https://nam04.safelinks.protection.outlook.com/?url=http%3A%2F%2Fwww.sec.gov%2F&data=02%7C01%7CRandy.Russell%40pendrell.com%7C3d1bc70248964c313aee08d839438d8d%7Cd9bffc3a91d7425faa80f1c3728b9da4%7C0%7C0%7C637322309618356738&sdata=6XyKK1n7gAVv3O3ypC2rbRWWOJoigTvFyHl%2B%2Bgn11A0%3D&reserved=0.